EXHIBIT 4.2

                              CONSULTING AGREEMENT
                              --------------------

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into on June __, 1996, by and between GENETIC VECTORS, INC., a Florida corporation (the "Corporation"), and JAMES A. JOYCE (the "Consultant").

                                    RECITALS:
                                    --------

         WHEREAS, the Corporation desires to engage the Consultant, and the Consultant desires to be engaged by the Corporation, to provide the consulting services described herein upon the terms and conditions and for the consideration set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. SERVICES TO BE PROVIDED. The Corporation hereby retains the Consultant to perform certain business consulting services as described on Schedule "A" hereto.

         2. COMPENSATION. As compensation for his services, the Corporation shall pay the Consultant $5,000.00 per month (the "Consulting Fee") during the term hereof. This Consulting Fee shall begin to accrue on the date of this Agreement, and all accrued Consulting Fees shall be payable ten (10) days after the closing of the Corporation's proposed private placement bridge financing transaction. Thereafter, the Corporation shall pay the Consulting Fee to the Consultant by the fifteenth (15th) business day of each month for all services to be performed in the succeeding month.

         3.  OPTIONS.  Subject to the  vesting  schedule  described  below,  the
Consultant is hereby granted options (the "Options") to purchase a total of 75,000 shares of the Corporation's $0.10 par value per share common stock (the "Common Stock") at an exercise price of $5.00 per share. One third of the Options shall become exercisable upon the execution of this Agreement by both parties, one third of the Options shall become exercisable upon the closing of an initial public offering of the Common Stock by the Corporation, and one third of the Options shall become exercisable if the Corporation enters into an employment relationship (as evidenced by the execution of an employment agreement) with a senior-level officer who has been introduced to the
Corporation by the Consultant. The Options may be exercised by delivery of written notice of such exercise to the Corporation. Notwithstanding any other provision of this Agreement, all unexercised Options shall terminate on the fourth anniversary of this Agreement.

         4. DEVOTION OF TIME. The Consultant shall devote as much of his time as reasonably required to perform his duties hereunder.

         5. TERM; TERMINATION. The term of this Agreement shall commence on the date hereof and shall terminate one hundred eighty (180) days after the date hereof. After the termination of this 180 day term, this Agreement shall continue on a month to month basis on the same terms and conditions as the initial term, and either party may then terminate this Agreement at the end of any month by written notice to the other party. Notwithstanding any other provision of this Agreement, if the Corporation (a) closes an initial public offering within six (6) months after the termination or expiration hereof, or

(b) enters into an employment relationship (as evidenced by the execution of an employment agreement) within two (2) years after the expiration or termination hereof with a senior-level officer who was introduced to the Corporation by the Consultant, the Consultant's applicable rights to exercise the Options as granted in Section 3 hereof shall survive the expiration or termination hereof for such periods of time.

         6. INDEPENDENT CONTRACTOR. The parties hereto acknowledge and agree that the Consultant is an independent contractor and that nothing in this Agreement is intended to cause the Consultant to be an employee, fiduciary, agent, legal representative, partner or servant of the Corporation for any purpose whatsoever. The Corporation shall in no event assume liability for or be deemed liable hereunder as a result of any contract, agreement, understanding, debt or obligation entered into by the Consultant on the Corporation's behalf without the Corporation's prior written consent.

         7. CONFIDENTIALITY. By virtue of the services performed hereunder, the Consultant may obtain confidential or proprietary information belonging or relating to the Corporation, regardless of whether any such information, data or documents qualify as "trade secrets" under applicable law (collectively, the "Confidential Information"). Because the secrecy of the Confidential Information gives the Corporation a significant competitive business advantage, the Consultant agrees that he shall not directly or indirectly disclose, use or cause or aid in the disclosure or use of any Confidential Information during or after the term of this Agreement, for whatever reason, except as required by law, with the prior written consent of the Corporation, or when such Confidential Information is otherwise generally available to the public. The Consultant agrees that any violation or breach of any provision of this Section 7 will cause irreparable harm to the Corporation and cannot be adequately compensated for by money damages. The Consultant therefore agrees that any such violation or breach may be enjoined by any court of competent jurisdiction without the posting of a bond, without waiving or affecting the Corporation's claims for money damages resulting from such violation or breach.

         8. NONCOMPETITION PROVISION. During the term of this Agreement (including any monthly extension of the initial term as contemplated in Section
5) and for ninety (90) days thereafter, the Consultant shall not, except with the prior written consent of the Corporation, which may be withheld in the Corporation's sole discretion, engage, as an employee, consultant, equity owner or partner, in any business activities anywhere in the world which are directly competitive with those of the Corporation. Notwithstanding this restriction, the Consultant shall not be prohibited from engaging in any business activities in which his sole connection to such business activities is the passive ownership of less than 10% of the outstanding equity interests of the entity involved, and he may exceed this 10% ownership threshold with the written consent of the Corporation. This provision shall not affect the Consultant's ownership or service as an officer or director of James Joyce & Associates, Inc., but the Consultant's activities as a shareholder, officer and director of James Joyce & Associates, Inc. shall not be exempt from the provisions of this Section 8.

         9. INDEMNIFICATION; SURVIVAL. The Consultant shall indemnify and hold the Corporation harmless for any damages the Corporation incurs as a result of the Consultant's breach of Sections 6, 7 or 8 hereof. Sections 3, 6, 7, 8, 9, 13 and 14 hereof shall survive the expiration or termination of this Agreement for any reason.

         10. NOTICES. Any notices given under this Agreement shall be deemed duly given if delivered in person or mailed by registered or certified mail, if to the Corporation to:

                                    Genetic Vectors, Inc.
                                    4181 Malaga Avenue
                                    Coconut Grove, Florida  33133
                                    Attn:  Mead McCabe, Jr., President


or if to the Consultant to:         James A. Joyce
                                    James Joyce & Associates, Inc.
                                    835 5th Avenue, Suite 202
                                    San Diego, California  92101


or to such other address as either party may from time to time designate in writing. The date of any such notice shall be deemed to be the date delivered in person or the date so mailed.

         11. ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement contains the entire agreement between the parties regarding the matters contained herein, and supersedes all prior agreements and understandings, whether oral or written, between the Corporation and the Consultant. This Agreement may not be amended or modified in any respect except by a writing executed by both of the parties hereto. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. Any dispute or controversy which arises between the parties hereto in connection with this Agreement shall be conclusively resolved by binding arbitration (by an arbitrator mutually agreeable to both parties) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect unless the parties hereto otherwise mutually agree in writing. Such arbitration shall take place in Miami, Florida. The judgment of the arbitrator or arbitrators shall be final and binding on the parties and judgment upon the arbitration award may be entered in any court of competent jurisdiction. The arbitrator or arbitrators shall determine the allocation, if any, of all costs and expenses of such arbitration, including, without limitation, attorneys' fees.

         12. EXPENSES. Upon the submission of appropriate supporting documentation, the Corporation shall reimburse the Consultant for all reasonable expenses incurred by him in connection with the provision of his services hereunder; provided, however, that the Consultant shall obtain the Corporation's prior written approval, which may be withheld in its sole discretion, for any expenses which exceed an aggregate of $500.00 during any month.

         13. PIGGYBACK REGISTRATION RIGHTS.

                        a. NOTICE REQUIREMENT. If at any time during the period (the "Registration Rights Period") beginning on the first anniversary of the date of this Agreement and ending on the fifth anniversary of the date of this Agreement the Corporation proposes to register any shares (the "Shares") of Common Stock under the Securities Act of 1933 (as amended) or any applicable state securities laws (collectively referred to as the "Securities Laws") in connection with an offering (an "Offering") of the Common Stock, the Corporation shall deliver to the Consultant notice of its intention to register such Shares (the "Registration Notice") at least thirty (30) days prior to any filing of a registration statement.

                        b. REGISTRATION OBLIGATION. If the Consultant delivers written notice of his intent to exercise his registration rights hereunder to the Corporation no later than thirty (30) days after the Consultant receives the

Registration Notice, the Corporation shall, subject to the terms and conditions of this Section 13, use its best efforts to register under the Securities Laws the number of Shares that the Consultant requests by inclusion of such Shares in the applicable registration statement. The Consultant's notice to the Corporation shall include the number of Shares that he intends to register along with any other information that the Corporation may request in the Registration Notice.

                        c. REGISTRATION EXPENSES. The Corporation shall pay all expenses related to each registration of Shares hereunder.

                        d. EXCLUSIONS FROM REGISTRATION OBLIGATIONS. The Corporation shall not be obligated to register any of the Consultant's Shares pursuant to this Section 13 if (i) in the judgment of the lead underwriter or underwriters (collectively, the "Underwriters") for an Offering, such inclusion of the Consultant's Shares in that Offering would jeopardize the success of the Offering, (ii) the Consultant does not provide the information described in Sections 13(b) or 13(e) hereof in a timely manner, or (iii) an Offering is to be effected on a form that is not appropriate for the inclusion of the Consultant's Shares.

                        e. INFORMATION; INDEMNIFICATION. In connection with any registrations of Shares hereunder, the Consultant shall promptly provide all information requested by the Corporation. The Consultant shall indemnify and hold the Corporation and the Underwriters harmless for any liability that any of them suffers as a result of (i) erroneous information supplied by the Consultant, or (ii) the omission of any information by the Consultant.

                        f. MISCELLANEOUS. The Consultant shall have no right to dictate any of the terms or conditions of any Offering, including, without limitation, the acceleration or delay of the timing of the Offering, the jurisdictions in which the Offering will be made or the price of the Shares offered thereby. All of these terms and conditions shall be determined by the Corporation and the Underwriters. The Consultant agrees and acknowledges that the Corporation is under no obligation to, and makes no representation that it will, effect any Offerings during the Registration Rights Period. Notwithstanding any other provision of this Agreement, the Consultant shall only be entitled to participate in a total of two (2) Offerings during the Registration Rights Period.

         14. REGISTRATION ON FORM S-8. Except as otherwise provided herein, the Consultant shall be entitled to have his Options registered on any registration statement on Securities and Exchange Commission Form S-8 ("Form S-8") that is filed by the Company within the five (5) year period following the date of this Agreement. The rights granted in this Section 14 shall not be available to the Consultant if, in the Company's reasonable discretion, the Consultant is not eligible to utilize Form S-8 under applicable SEC rules. The Company makes no representation or guarantee to the Consultant that he will be eligible to use Form S-8. The Company shall use its best efforts to have a registration statement on Form S-8 in place on or before the second anniversary of the date hereof.

         15. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and all such other provisions shall remain in full force and effect.

         16. ASSIGNMENT. This Agreement is personal in nature and the Consultant shall not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Corporation.

         17. WAIVER. The failure of either party hereto at any time or times to require performance hereunder shall in no way affect such party's right at a later time to require such performance. No waiver by either party of any condition, or of the breach of any term contained herein, by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or breach of any other term of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.


                                   GENETIC VECTORS, INC.


                                   By: /s/ Mead M. McCabe, Jr.
                                      ------------------------
                                           Mead M. McCabe, Jr.

                                   Its: President
                                        ----------------------


                                   /s/ James A. Joyce
                                   ---------------------------
                                       James A. Joyce

                                   EXHIBIT "A"
                                   -----------

                       DESCRIPTION OF CONSULTING SERVICES
                       ----------------------------------

         General management consulting services, including, without limitation, business development, corporate planning and employee recruitment.